Exhibit 10.33

Noble Corporation
Summary of Directors’ Compensation

Annual Retainer. Each director of Noble Corporation (the “Company”) who is not an employee of the Company or one of its subsidiaries (a “Non-Employee Director”) receives an annual retainer as follows:

•	$50,000.

•	20% is paid in Ordinary Shares of the Company pursuant to the Noble Corporation Equity Compensation Plan for Non-Employee Directors (the “Equity Compensation Plan”).

•	Non-Employee Directors may elect to receive up to all of the balance in Ordinary Shares or cash. Non-Employee Directors make elections on a quarterly basis.

•
The number of Ordinary Shares to be issued under the Equity Compensation Plan in any particular quarter is generally determined using the average of the daily closing prices of the Ordinary Shares for the last 15 consecutive trading days of the previous quarter.

Board Meeting Fees. In addition to the annual retainer received by Non-Employee Directors described above, all directors receive fees for each meeting of the Board of Directors attended as follows:

•	Non-Employee Directors — $2,000 per meeting attended

•	Employee Directors — $100 per meeting attended

Committee Fees. In addition to the annual retainer and meeting fees described above, each Non-Employee Director receives compensation in respect of his or her service on committees of the Board of Directors as follows:

•	Annual Committee retainers

•	Audit Committee Chair — $15,000 per year

•	Compensation Committee Chair — $12,500 per year

•	All other Committee Chairs — $10,000 per year

•	Committee meeting fees

•	Audit Committee — $2,500 per meeting attended

•	All other Committees — $2,000 per meeting attended

Equity Compensation. In addition to the compensation described above, each Non-Employee Director receives equity compensation under the Noble Corporation 1992 Nonqualified Stock Option and Restricted Share Plan for Non-Employee Directors, as amended (the “1992 Plan”) as follows:

•
An annual award of Restricted Shares or unrestricted Ordinary Shares in an amount determined by the Board of Directors annually but not to exceed an aggregate of 8,000 shares per Non-Employee Director.

•
Each such award of Restricted Shares or unrestricted Ordinary Shares will be made on a date selected by the Board of Directors, or if no such date is selected by the Board of Directors, the date on which the Board of Directors takes action approving such award.

Employee Directors. Employee Directors do not receive any equity compensation in consideration of their service on the Board of Directors.

Other. All directors are reimbursed for travel, lodging and related expenses they may incur in attending meetings of the Board of Directors and Committees.